Exhibit 10.3

LEVEL 3 COMMUNICATIONS, INC.

OSO MASTER AWARD AGREEMENT

THIS OSO MASTER AWARD AGREEMENT (the “Agreement”) is dated as of                                                           , between Level 3 Communications, Inc., a Delaware corporation (the “Company”), and the individual whose name appears on the signature page to this Agreement (the “Grantee”), an “Employee” as defined in the Company’s Level 3 Communications, Inc. Stock Plan (as amended from time to time) (the “Plan”).

WHEREAS, the Company, pursuant to a grant of authority from the Compensation Committee of the Company’s Board of Directors (the “Committee”), may, from time to time, grant to the Grantee a certain number of outperform stock appreciation rights, which are referred to as “OSOs” (each such grant an “Award”), as described below, pursuant to the Plan.

NOW, THEREFORE, the parties agree as follows:

1.             Grants of Awards.  Pursuant to the provisions of Section 9.1 of the Plan, the Company, from time to time in its sole discretion, may grant Awards to the Grantee relating to a specified number of OSOs that, under certain circumstances and in accordance with the terms hereof, may result in the Grantee having the right to acquire shares of common stock of the Company, par value $.01 per share (the “Award Shares”).  Each Award will be evidenced by an Outperform Stock Appreciation Right Award Letter (an “Award Letter”) in the form attached as Exhibit A hereto (or such other form as approved by the Company), which sets forth the date of the Award (the “Award Date”), the number of OSOs that are the subject of the Award, and the “Initial Price” of the Award Shares covered by the Award.  This Agreement sets forth general terms and conditions applicable to all Awards granted on, or after the date hereof.

2.             Terms and Conditions of Awards

2.1.          Adjustment of Initial Price.  The “Adjusted Price” shall be the Initial Price, adjusted upward or downward as of the Settlement Date, by a percentage equal to the aggregate percentage increase or decrease (expressed as a whole percentage point followed by three decimal places) in the Standard and Poor’s 500 Index over the period (the “Period”) beginning on the Trading Day immediately preceding the Award Date applicable to the Award and ending on the Trading Day immediately preceding the relevant Settlement Date (the “Aggregate Percentage S&P Performance”).  For purposes of this Agreement, the “Settlement Date” shall mean the earlier to occur of (i) the date set forth in the applicable Award Letter as the Settlement Date of the Award and (ii) the effective date of a Change in Control, as defined below.  For purposes of determining the Aggregate Percentage S&P Performance with respect to any Period, the Standard and Poor’s 500 Index as of the first day of the Period shall be deemed to equal the closing value of such index on the Trading Day immediately preceding the Award Date, and the Standard and Poor’s 500 Index on the last day of the Period shall be deemed to equal the average closing value of such index over the ten-consecutive-Trading Day period immediately preceding the Settlement Date.  Notwithstanding anything in this Agreement to the contrary, under no circumstances will the Adjusted Price be less than the Initial Price on the Settlement Date.  In addition, if at any time during which the provisions of this Section 2.1 would cause the Adjusted Price to be less than the Initial Price, the Adjusted Price shall be fixed at the Initial Price.

2.2.          Term.  The term of each Award shall expire on the earlier of the Settlement Date, the effective date of a Change in Control or earlier as set forth in Section 4 hereof.

2.3.          Vesting.  Subject to Section 2.4 hereof, the OSOs granted under an Award shall vest on the Settlement Date.

2.4.          Accelerated Vesting upon Change in Control.  Notwithstanding anything herein or in the Plan to the contrary, and in accordance with the authority granted to the Committee in Section 10.2.2 of the Plan, on the effective date of a “Change in Control” (as defined in the Plan), (i) each Award shall be canceled, and (ii) the Company or its successor shall pay to the Grantee in consideration thereof an amount of cash equal to the value of any OSOs (regardless of whether the OSOs were theretofore vested), assuming for this purpose that the effective date of the Change in Control had been the day during the prior 60-day period ending on the effective date of the Change in Control which produces the highest such value, and (iii) any required withholding related to such payment shall be satisfied by withholding the appropriate amount of cash from such payment.

2.5.          Consideration.  Vested OSOs shall be settled on the Settlement Date as set forth in this Agreement.  As promptly as practicable, the Company shall deliver or pay to the Grantee with respect to and in cancellation of each vested OSO, consideration (the “Settlement Consideration”) equal to the product obtained when (a) the Fair Market Value (as defined in Section 9.1) of a share of Stock as of the day prior to the Settlement Date, less the Adjusted Price for the relevant Award Shares, is multiplied by (b) the Multiplier (as defined in Section 2.6 below); provided, that the Settlement Consideration would be a positive number.  The Settlement Consideration, if any, may be paid in (a) cash, (b) Stock or (c) any combination of cash or Stock, at the Committee’s sole and absolute discretion. In the event that the Company elects to pay some or all of the Settlement Consideration in Stock, the number of shares of Stock to be delivered shall be determined by dividing that portion of the Settlement Consideration to be paid in Stock by the Fair Market Value of a share of Stock as of the day prior to the Settlement Date.  The payment of the Settlement Consideration, if any, shall be, in each case, subject to withholding in accordance with Section 9.5.  For purposes of this Agreement, “Stock” shall mean the Company’s common stock, par value $.01 per share.

2.6.          Multiplier.  For purposes of this Section 2.6, the following terms are defined:

(a)           “S&P Start Number” means the closing value of the Standard and Poor’s 500 Index on the Trading Day immediately preceding the relevant Award Date.

(b)          “S&P End Number” means the simple arithmetic average of the closing value of the Standard and Poor’s 500 Index over the ten-consecutive-Trading Day period immediately preceding the Settlement Date.

OSO Master Award Agreement (Consultants)

(c)           “Stock Start Number” means the Fair Market Value of the Stock on the Trading Day immediately preceding the relevant Award Date.

(d)          “Stock End Number” means the simple arithmetic average of the Fair Market Value of the Stock over the ten-consecutive-Trading Day period immediately preceding the Settlement Date.

(e)           “Duration” means the length of the relevant Period, measured in years and fractions of years (expressed as a whole number followed by three decimal places).

(f)             “Annualized Percentage S&P Performance” means the annualized increase (or decrease) between the S&P Start Number and the S&P End Number over the Period (expressed as a whole percentage point followed by three decimal places), captured by the following formula:

S&P End Number – S&P Start Number	x	100%
S&P Start Number		Duration

(g)          “Annualized Percentage Company Stock Price Performance” means the annualized increase (or decrease) between the Stock Start Number and the Stock End Number over the Period (expressed as a whole percentage point followed by three decimal places), captured by the following formula:

Stock End Number – Stock Start Number	x	100%
Stock Start Number		Duration

The “Multiplier” shall be based on the “Outperform Percentage,” which is the excess, if any, of the Annualized Percentage Company Stock Price Performance over the Annualized Percentage S&P Performance.  The Multiplier shall be expressed as a whole number and decimals, rounded to three decimal places, and be determined as follows:

With respect to each Award that has an Award Date that is on or after the date of this Agreement:

If Outperform Percentage is:	The Multiplier will equal:

0% or less	0

More than 0%
but less than 11%	The Outperform Percentage multiplied by 100 multiplied by 4/11. (E.g., if Outperform Percentage = 5%, the Multiplier = 5.000 times 4/11 = 1.818)

11% or more	4.000

In no event will the Multiplier exceed 4.000 for Awards in which the Award Date is on or after the date of this Agreement.

3.             [Reserved].

4.             Termination of Employment/Expiration of Award.

4.1.          Unvested OSOs.  Except as set forth in Section 4.2 below, Awards shall expire as to any unvested Awards as of the date the Grantee ceases to be a consultant to the Company or any of its Affiliates for any reason .

4.2.          Death, Disability and Retirement.  Notwithstanding the provisions of Section 4.1 above, if the Grantee ceases to be a consultant to the Company as a result of the Grantee’s death or “Permanent Total Disability” (as defined in the following sentence), each Award shall not expire and shall remain outstanding until the Settlement Date.  The Grantee shall be considered to have suffered a Permanent Total Disability if the Committee determines that the Grantee is permanently unable to earn any wages in the same or other employment.

5.             Non-Transferability.  Except as specifically allowed by the Committee in writing, an Award and the related OSOs shall not be transferable other than by will or the laws of descent and distribution, and OSOs may be exercised, during the lifetime of the Grantee, only (i) by the Grantee or (ii) on the Grantee’s behalf by a court-appointed legal guardian.  More particularly (but without limiting the generality of the foregoing), except as provided above an Award, OSOs, and the right to receive Settlement Consideration may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Award, OSOs, or the right to receive Settlement Consideration contrary to the provisions hereof and the levy of any execution, attachment or similar process upon an Award, OSOs, or the right to receive Settlement Consideration shall be null and void and without effect.

6.             Changes in Capital Structure, Etc.  Section 10.1 of the Plan shall apply to each Award, provided that no action may be taken by the Committee pursuant thereto which would prevent a Pooling Transaction from qualifying as such.

7.             [Reserved].

8.             General.  Subject to the provisions of Section 2.5 with respect to the form of the payment of the Settlement Consideration, the Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Stock, as determined by the Compensation Committee from time to time, as will be sufficient in the Compensation Committee’s good faith determination to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares of Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

9.             Miscellaneous

9.1.          Fair Market Value and Trading Day.  For purposes of this Agreement, the “Fair Market Value” of the Stock shall mean as of any date of determination (i) the closing price per share of Stock on the national securities exchange on which the Stock is principally traded as of 4:15 pm New York City Time, or (ii) if the Stock is not listed or admitted to trading on any such exchange, the last sale price of a share of Stock as reported by the NASD, Inc. Automated Quotation (“NASDAQ”) system, or (iii) if the Stock is not then listed on any securities exchange and prices therefore are not then quoted in the NASDAQ system, then the value determined by the Committee in good faith.  The term “Trading Day” means any day on which the Stock is traded, as contemplated by subsection (i) or (ii) above.

9.2.          No Stockholder Rights.  The Grantee shall not have any of the rights of a stockholder with respect to the Award Shares resulting from any Award prior to the issuance of Stock, if any, to the Grantee upon the due exercise of the OSOs.

9.3.          No Abrogation of Company’s Rights.  Nothing in this Agreement shall confer upon the Grantee any right to continued engagement as a consultant by the Company or interfere in any way with the right of the Company to terminate the Grantee’s any consulting agreement entered into by the Grantee and the Company or any of its Affiliates.

9.4.          Effect of the Plan.  The terms and provisions set forth in the Plan are incorporated herein by reference as if they were set forth herein; provided, however, that in the event of a direct conflict between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall govern.  Reference to provisions of the Plan are to such provisions as they shall be subsequently amended or renumbered; provided that no amendment to the Plan which adversely affects an Award shall be effective as to that Award without the written consent of the Grantee.  The Grantee acknowledges that a current version of the Plan is available on the Company’s intranet site, and the Company agrees to supply to the Grantee a paper copy of the current version of the Plan upon the Grantee’s request.

9.5.          Withholding.  As of the date of this Agreement, the Grantee is not subject to Withholding Taxes (as defined below).  Notwithstanding anything contained herein to the contrary, at such time that the Grantee is subject to Withholding Taxes, the Company will not be obligated to issue the Settlement Consideration unless the Grantee has paid (in cash or by certified or cashier’s check) to the Company all withholding taxes required as of date after the date of this Agreement to be collected by the Company under Federal, State, local or foreign law as a result of the issuance of the Settlement Consideration (“Withholding Taxes”); provided, however, that if the Withholding Taxes are not paid within thirty (30) days following the date on which the Grantee is entitled to receive the Settlement Consideration, the Grantee shall forfeit such Settlement Consideration.

9.6.          Plan and Agreement Govern.  Although any information sent to or made available to the Grantee concerning the Plan and this Award is intended to be an accurate summary of the terms and conditions of the Award, this Agreement and the Plan are the authoritative documents governing the Award and any inconsistency between the Agreement and the Plan, on one hand, and any other summary information, on the other hand, shall be resolved in favor of the Agreement and the Plan.

9.7.          Affiliate.  The term “Affiliate” shall have the mean ascribed to it in the Plan.

9.8.          Amendments.  Notwithstanding anything herein to the contrary, this Agreement may be amended by the Committee from time to time without the consent of the Grantee to the extent the Committee deems it appropriate to cause this Agreement and/or each Award hereunder to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including the distribution requirements thereunder) or be exempt from Section 409A and/or the tax penalty under Section 409A(a)(1)(B).

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed by the Grantee and by an authorized officer on behalf of the Company, as of the date first above written.

LEVEL 3 COMMUNICATIONS, INC.

BY:

ITS:

GRANTEE:
(Please sign)

Name:
(Please print)

Date of Hire:

EXHIBIT A

LEVEL 3 COMMUNICATIONS, INC.

OSO AWARD LETTER

This OSO Award (the “Award”) when taken together with the OSO Master Award Agreement dated as of                            and the individual whose name appears on the signature line below (the “Grantee”) (the “Master Agreement”) constitutes an award to of outperform stock appreciation rights that are referred to as OSOs under the Level 3 Communications, Inc. Stock Plan (as amended from time to time).

The terms and conditions of this Award are set forth below and in the Master Agreement, the provisions of which are incorporated herein by reference.

A.                                   The date of grant of this Award is                      (the “Award Date”).

B.                                     The Initial Price per share for each Award Share covered by this Award is $                    .

C.                                     The Settlement Date of this Award is                             .

LEVEL 3 COMMUNICATIONS, INC.

BY:
ITS:

GRANTEE: